Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into in Los Angeles, California as of August 1, 2016 (“Effective Date”) by and between Luther Burbank Savings (“Bank”), and Liana Prieto (“Prieto”).  Bank and Prieto are collectively referred to herein as “Parties.”

RECITALS

A.            Bank currently employs Prieto and Bank and Prieto desire to continue Bank’s employment of Prieto on the terms and conditions set forth herein.

B.            Prieto possesses the requisite knowledge, skill, and experience to serve as the general counsel of Bank.

In consideration of the mutual covenants, promises, and conditions set forth herein, Bank and Prieto agree as follows:

Article 1. Term and Title

1.1          General Counsel of Bank.  During the Term of Employment defined below, Prieto shall serve as the General Counsel of Bank.  The Parties contemplate that Prieto will report directly to the Chief Executive Officer (“CEO”).  In such position, Prieto shall have such duties, authority, and responsibility as shall be determined from time to time by the CEO, which duties, authority, and responsibility are consistent with Prieto’s position.

1.2          Other Positions.  During the Term of Employment defined below, Prieto shall serve as the Executive Vice President, General Counsel, and Assistant Secretary to the Luther Burbank Corporation and the Luther Burbank Mortgage Corporation.  In such positions, Prieto shall have such duties, authority, and responsibility as shall be determined from time to time by the CEO, which duties, authority, and responsibility are consistent with Prieto’s positions.

1.3          Term of Employment.  Subject to any earlier termination as provided in Article 8 herein below, Prieto’s employment under this Agreement shall commence on the Effective Date and shall continue for a three (3) year period (“Term”), also subject to any extension as set forth herein.  Upon expiration of the Term, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one (1) year, unless Prieto or Bank shall have notified the other party hereto of her or its election to terminate this Agreement not later than sixty (60) days prior to the end of such subsequent term or extension thereof (the Term, together with any extensions, until termination in accordance herewith, shall be referenced herein as the “Term of Employment”).  Nothing stated in this Agreement or represented orally or in writing to either Party shall create any obligation to renew this Agreement and the decision of Bank not to extend the Term or any subsequent term, shall not be deemed a termination of employment entitling Prieto to any severance compensation or separation benefits under either this Agreement or any Bank severance plan or practice then in effect.

Article 2. Duties of Prieto

2.1          Compliance with Law.  Prieto hereby agrees to use her best efforts as General Counsel of Bank and agrees to perform such related duties as are customary for the general counsel of a financial institution or as may reasonably be required by Bank from time to time.  Prieto agrees during the term of this Agreement to remain knowledgeable of, and to comply with, all applicable rules and regulations relating to banking and to keep informed of, and to comply with, all applicable federal, state and local laws, regulations, and/or ordinances governing the conduct of Bank’s business.

2.2          Bank Management Obligations.  Pursuant to, and in accordance with, the policies and procedures of Bank, as may be amended from time to time in Bank’s discretion, Prieto shall be responsible for oversight of all legal matters of Bank and such other matters as are assigned to her from time to time consistent with the intent of this Agreement and sound business practices.

2.3          Full Time Employment.  Prieto shall devote her full energies, abilities, and productive time to the performance of the services contemplated under this Agreement, unless an alternative arrangement is agreed to by the CEO.  Prieto shall not engage in any business activities that would interfere or conflict with the performance of Prieto’s duties under this Agreement, without the prior written consent of the CEO of Bank.  Notwithstanding the above, Prieto will be permitted, to the extent such activities do not interfere with the performance by Prieto of her duties and responsibilities under this Agreement, to (a) manage Prieto’s personal, financial and legal affairs, (b) serve on nonprofit or professional association boards or committees, and (c) provide pro bono legal services to nonprofit organizations.

2.4          Location.  The principal place of Prieto’s employment shall be 1500 Rosecrans Avenue, Manhattan Beach, CA 90266; provided that, Prieto will be required to travel on Bank business during the Term of Employment.

Article 3. Prieto’s Compensation

3.1          Base Salary.  If, in the sound judgment of the CEO, Prieto performs her obligations under Article 2 hereof in the manner expected and is and remains an employee in good standing at Bank, Bank shall pay Prieto an annual rate of base salary of $340,000.00 in periodic installments in accordance with the Bank’s customary payroll practices, but no less frequently than monthly.  Prieto’s base salary shall be reviewed at least annually by the CEO and the Board’s Governance, Nominating, and Compensation Committee (the “GNCC”) who may, but shall not be required to, increase the base salary during the Term of Employment.

3.2          Corporate Annual Bonus.  Prieto will be eligible to earn an annual discretionary incentive bonus based on a percentage of her base salary (the “Incentive Bonus”), subject to the terms and conditions of the Luther Burbank Corporation and Subsidiaries Performance and Profitability Based Annual Incentive Plan (the “Bonus Plan”) and the achievement by the Bank’s performance goals.  The actual amount of the Incentive Bonus shall be determined by the GNCC, in its sole discretion.  The grant of the Incentive Bonus hereunder shall be subject to typical and reasonable performance measures in the sound judgment of the GNCC.  The target Incentive Bonus will be between 50% and 100% of Prieto’s base salary during the applicable year.  No portion of the Incentive Bonus will be payable if Prieto resigns or otherwise terminates employment before the end of the applicable calendar or fiscal year except as provided in Section 8.7.

Article 4. Phantom Stock Award and Vesting

4.1          Phantom Stock.  Luther Burbank Corp. (“LBC”) adopted the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan as of January 1, 2011, including any amendments thereto (the “Plan”).  During the Term of Employment, Prieto shall be entitled to participate in the Plan in the same manner as any comparable employee in good standing of Bank.  LBC reserves the right to amend or cancel the Plan at any time in its sole discretion, subject to the terms of such Plan and applicable law.

Article 5. Prieto’s Benefits

5.1          Participation in Bank Benefit Plans.  Prieto shall be eligible to participate in those group employee benefit plans, including, without limitation, medical, dental, and life insurance, which Bank makes available to similarly situated employees from time to time, subject to all terms and conditions of those plans and amendments thereto, including, without limitation, any and all provisions concerning eligibility for participation.

5.2          Expenses.  Upon presentation of appropriate vouchers and receipts, Bank shall reimburse Prieto, in a manner similar to other senior Bank executives, for all reasonable business expenses incurred by Prieto.

5.3          Vacation.  During the Term of Employment, Prieto shall be entitled to twenty (20) days of vacation leave at full salary taken at the discretion of Prieto as time allows, so long as it is reasonable and does not conflict with the fulfillment of her responsibilities.

5.4          Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Prieto pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, or government regulation (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). The Bank will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Article 6. Safeguarding Customer Information

6.1          Customer Information.  Prieto will learn of, and come into possession of non-public personal information (“Customer Information”) regarding borrowers or prospective borrowers during the term of this Agreement.  Prieto agrees to take all reasonable measures to ensure the security and confidentiality of Customer Information, to protect against any anticipated threats or hazards to the security of such information and to protect against the unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to any borrower or prospective borrower.  Prieto agrees that she will use such

Customer Information only for the limited purpose(s) for which it is disclosed, and for no other purpose.  Prieto further agrees to comply with all federal and state laws governing the disclosure of Customer Information.  “Customer Information,” as used herein, means any record containing non-public personal information pertaining to a borrower or prospective borrower, regardless of the form in which it is handled or maintained, and includes, without limitation, bank and credit card account numbers, income and credit information, and social security numbers.

6.2          Non-solicitation of Customers.  Prieto understands and acknowledges that because of her experience with and relationship to the Bank she will obtain information Customer Information that includes names, phone numbers, addresses, e-mail addresses, pricing information, and other information identifying facts and circumstances specific to customers.  Prieto understands and acknowledges that loss of such customer relationships and/or goodwill will cause significant and irreparable harm to Bank.  Prieto agrees that if her employment with Bank is terminated, with or without cause, during the Term, that for the remainder of the Term and for a period of six (6) months thereafter, she shall not attempt to contact or meet with the Bank’s current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Bank.  This restriction shall only apply to customers about whom Prieto has trade secret or confidential information.

Article 7. Unfair Competition and Confidential Information

7.1          Confidential Information.  Prieto acknowledges that Bank owns proprietary Confidential Information which constitutes a valuable, special, and unique asset.  This Confidential Information has been compiled and developed by Bank over time at considerable expense and effort, has not been divulged to third parties, and is not known to Bank’s competitors, who could have obtained economic value from such information had it been known. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of Bank relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Prieto, or (b) information that subsequently becomes public through no act or omission of Prieto.  Prieto agrees that all Confidential Information is and shall continue to be the exclusive property of Bank, whether or not prepared in whole or in part by Prieto and whether or not disclosed to or entrusted to Prieto’s custody.  Prieto’s obligation to preserve the secrecy of Confidential Information shall survive the termination of this Agreement and her employment with Bank.  Upon termination of Prieto’s employment, Prieto agrees to return to Bank all files, papers, and materials of any kind containing or relating to Confidential Information.  Prieto further understands and acknowledges that the Bank’s ability to reserve these for the exclusive knowledge and use of the Bank is of great competitive importance and commercial value to the Bank, and that improper use or disclosure by Prieto is likely to result in unfair or unlawful competitive activity.

7.2          Non-Solicitation.  Prieto agrees that if her employment with Bank is terminated, with or without cause, during the Term, that for the remainder of the Term and for a period of six (6) months thereafter, she shall not induce or attempt to induce any employee of Bank to discontinue employment or association with Bank to obtain employment with a competitor of Bank or providing services to Prieto or any company affiliated with Prieto.

Article 8. Termination

8.1          Death or Disability.

a)            Prieto’s death or total disability during the Term of Employment shall result in the termination of Prieto’s employment for cause.  No compensation or benefits shall be paid except as set forth in Section 8.7(a) below and as provided in Exhibit A, the Luther Burbank Corporation and Subsidiaries Phantom Stock Plan.

b)            Bank and Prieto respectively shall each have the right to terminate the Term of Employment in the event of Prieto’s Disability.  “Disability” as used in this Agreement shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code, which, as of the date of this Agreement, is as follows:

An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

A termination of Prieto’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the tenth (10th) day after receipt of such notice by the other party (the “Disability Effective Date”), unless Prieto returns to full-time performance of her duties before the Disability Effective Date.

8.2          Termination by Bank.  Bank shall have the right to terminate Prieto’s employment for Cause.  “Cause” as used in this Agreement shall mean:

a)            Prieto’s charge of or conviction by, or entry of a plea of guilty or nolo contendere in a court of competent jurisdiction, for any crime involving moral turpitude or a felony in the jurisdiction involved;

b)            Prieto’s willful refusal or negligent failure to perform Prieto’s duties as required by this Agreement;

c)             Prieto’s gross negligence, insubordination, or material violation of any duty of loyalty or fiduciary duty to Bank or any other material misconduct on the part of Prieto;

d)            Prieto’s revocation of any approvals required by any federal or state banking regulator or the State Bar of California for Prieto to perform her assigned duties and responsibilities with Bank, including without limitation, Prieto’s suspension, removal or prohibition from participating in the conduct of Bank’s affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §1818(e)(3) and (g)(1)) or any comparable provision of federal or state law;

e)             Prieto’s material failure to comply with all applicable federal, state, and local laws, regulations, and/or ordinances governing her duties with Bank; or

f)             Prieto’s material breach of any other provision of this Agreement.

Bank shall also have the right to terminate Prieto’s employment “Without Cause” at any time, with or without notice, subject solely to its remittance of the consideration set forth in Section 8.7(b) herein below.

8.3          Termination by Prieto.

a)            Prieto shall have the right to terminate the Employment Term for Good Reason (as defined below), upon thirty (30) days written notice to Bank delivered within thirty (30) days following the occurrence of an event constituting Good Reason; provided that Bank shall have thirty (30) days after the date such notice has been received by Bank in which to cure the conduct specified in such notice.  Prieto’s continued employment during such thirty (30) day period shall not constitute Prieto’s consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  For purposes of this Agreement “Good Reason” shall mean:

i)              a significant material change in Prieto’s position or responsibilities, including a material change in duties that represents a substantial reduction in the position or responsibilities in effect immediately prior thereto; the assignment to Prieto of any significant duties or responsibilities that are materially inconsistent with such position or responsibilities; except in connection with the termination of Prieto’s employment for Cause, as a result of her Disability or death, or by Prieto other than for Good Reason;

ii)             a reduction in Prieto’s base salary or eligibility for target bonus other than in connection with a general reduction in wages for all senior executive employees.  Prieto’s actual bonus payment may be reduced in accordance with the Bonus Plan based on the company’s or her performance;

iii)            Bank requiring Prieto (without Prieto’s consent) to be based at any place outside of Los Angeles County, except for reasonably required travel on Bank’s business;

iv)           Bank’s failure to provide Prieto with the compensation, including salary, bonuses, and benefits as outlined in this Agreement;

v)            the failure of any successor to Bank to assume this Agreement pursuant to Section 11.2; or

vi)           any material breach by Bank of its obligations to Prieto under this Agreement.

b)            Prieto shall have the right to terminate her employment hereunder without Good Reason by providing Bank with a written notice of termination, and such termination shall not in and of itself be a breach of this Agreement.

8.4          Bank’s Default.  If Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, except to the extent it is determined that continuation of the Agreement is necessary for the continued operation of Bank by:

(a)           the Office of the Comptroller of the Currency (the “OCC”), the California Department of Business Oversight (the “DBO”), the Federal Deposit Insurance Corporation (the “FDIC”), or the Federal Reserve Bank of San Francisco (the “FRBSF”) at such time as said regulatory agency enters into an agreement to provide assistance to or on behalf of Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act or comparable federal or state law; or

(b)           the OCC, the FDIC, the DBO, or the FRBSF at such time as said regulatory agency approves a supervisory merger to resolve problems related to operation of Bank or when Bank is determined by the OCC, the FDIC, the DBO, or the FRBSF to be in an unsafe or unsound condition.

Any rights of Bank or Prieto that have already vested, however, shall not be affected by such action pursuant to section 163.39 of Title 12 of the Code of Federal Regulations.

8.5          Loan Files.  Upon termination of Prieto’s employment for any reason, all loan files, whether pending or closed, shall remain with, or promptly be returned to Bank, at Bank’s election, along with any Confidential Information in Prieto’s possession.  Prieto acknowledges and agrees that all such files and Confidential Information are the sole and exclusive property of Bank and no copies shall be retained by Prieto.

8.6          Computers/Equipment.  Immediately upon the termination of Prieto’s employment for any reason, any and all computer hardware and other equipment provided to Prieto by Bank shall be returned to Bank.

8.7          Effect of Termination upon Prieto’s Compensation.

a)            Termination for Cause.  In the event Prieto’s employment terminates for Cause, in accordance with Sections 8.1(a), 8.1(b), or 8.2, respectively, hereinabove, Prieto shall be entitled solely to her base salary, as defined in Section 3.1 hereinabove, through the effective date of such termination and a payment equal to the value of her then accrued, untaken vacation, and, if applicable, disability and other insurance benefits in accordance with the then effective plans and programs of Bank.  In the event Prieto’s employment terminates under Section 8.1, Prieto or her estate shall also receive a one-time separation bonus, to be paid within 100 days after termination, equal to 90 days of her base salary, less the amount of any disability benefit received from a Bank-sponsored disability plan during the 90 days following termination.

b)            Termination by Bank without Cause or by Prieto with Good Reason.  In the event Prieto’s employment is terminated by Bank without Cause or in the event Prieto terminates her employment for Good Reason in accordance with Section 8.3(a) above, at any time during the Term of Employment, Prieto shall be entitled to (1) a prorated Corporate Annual Bonus (as described in Section 3.2 above,) for the time worked in the current calendar year, (2) continuation until the end of the Term of all group employee benefits, including, without limitation, medical, dental, and life insurance, which Bank makes available to executives, (3) payment for her accrued, untaken vacation through the effective date of her termination, (4) payment of her base salary as described in Section 3.1, above, for the remainder of the Term, or, in the alternative, a one-time severance payment equal to twice the sum of the base salary and Incentive Bonus earned by Prieto during the prior calendar year paid in a lump sum within sixty (60) days following the Termination, whichever is greater, and (5) Prieto shall become one hundred percent (100%) vested in the Phantom Stock Account and such account shall be distributed in a lump sum within sixty (60) days following the Termination notwithstanding anything to the contrary under the Phantom Stock Plan.

c)             Golden Parachute Payments.            Bank shall have no obligation to make any Severance Payment or other payment that is prohibited by section 359 of Title 12 of the Code of Federal Regulations (12 C.F.R. § 359 (2011)).

d)            Release.  The Bank’s obligation to pay the severance benefits in this section, as applicable, is conditioned on Prieto’s execution and delivery to Bank, and non-revocation of a general release of claims in favor of Bank.

8.8          Resignation from Related Positions.  Upon termination of Prieto’s employment hereunder for any reason, Prieto shall be deemed to have resigned from all positions that Prieto holds as an officer of the Bank or any of its affiliates, including the positions identified in Section 1.2, above.

8.9          Other Exit Obligations.  Upon (a) voluntary or involuntary termination of Prieto’s employment or (b) the Bank’s request at any time during Prieto’s employment, Prieto shall (i) provide or return to Bank any and all Bank property and all Bank documents and materials belonging to the Bank and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of Prieto, whether they were provided to Prieto by Bank or any of its business associates or created by Prieto in connection with her employment by Bank; and (ii) delete or destroy all copies of any such documents and materials not returned to Bank that remain in Prieto’s possession or control, including those stored on any non-Bank devices, networks, storage locations and media in Prieto’s possession or control.

8.10        Cooperation. The parties agree that certain matters in which Prieto will be involved during the Employment Term may necessitate Prieto’s cooperation in the future. Accordingly, following the termination of Prieto’s employment for any reason, to the extent reasonably requested by the CEO or the Board, Prieto shall cooperate with the Bank in connection with matters arising out of Prieto’s service to the Bank; provided that, the Bank shall make reasonable efforts to minimize disruption of Prieto’s other activities. The Bank shall reimburse Prieto for reasonable expenses incurred in connection with such cooperation and, to the extent that Prieto is required to spend substantial time on such matters, the Bank shall compensate Prieto at an hourly rate based on Prieto’s base salary on the Termination Date.

8.11        Acknowledgement. Prieto acknowledges and agrees that the services to be rendered by her to the Bank are of a special and unique character; that Bank will obtain knowledge and skill relevant to the Bank’s industry, methods of doing business and marketing strategies by virtue of Prieto’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Bank.

Prieto further acknowledges that the amount of her compensation reflects, in part, her obligations and the Bank’s rights under Articles 6, 7, and 8 of this Agreement; that she has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that she will not be subject to undue hardship by reason of her full compliance with the terms and conditions of Articles 6, 7, and 8 of this Agreement or the Bank’s enforcement thereof.

8.12        Remedies. In the event of a breach or threatened breach by either Party hereto of Articles 6, 7, or 8 of this Agreement, the Parties hereby consent and agree that the aggrieved Party shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Article 9. Notices

9.1          Notices.  Any notice given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested.  Mailed notices shall be addressed to the Parties at the following addresses:

Bank:	Liana Prieto:

Luther Burbank Corporation
1500 Rosecrans Avenue, Suite 300
Manhattan Beach, CA 90266
ATTN: Chief Executive Officer
Email: legal@lbsavings.com

Each Party may change her or its address by written notice in accordance with this section of the Agreement.  Notices delivered personally shall be deemed communicated as of the actual date of receipt.  Mailed notices shall be deemed communicated no later than three (3) business days after deposit in the United States mail.

Article 10. Dispute Resolution

10.1        Negotiation.  The Parties will attempt in good faith to resolve through negotiation any dispute, claim, or controversy arising out of or relating to this Agreement.  Either Party may initiate negotiations by providing written notice to the other pursuant to the above.  Such notice shall set forth the subject of the dispute and the relief requested.  The recipients of such notice will respond in writing within ten (10) days with a statement of their respective positions on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, the Parties, and/or their representatives, will meet at a mutually agreeable time and place within twenty (20) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute.

10.2        Mediation.  Either Party may commence mediation of a good faith dispute by providing to the Judicial Arbitration and Mediation Services (“JAMS”) and the other Party a written request for mediation.  Such request shall set forth the subject of the dispute and the relief requested.  The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings which shall be conducted in Santa Rosa, California.  The Parties covenant that they will participate in the mediation in good faith.  All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties and/or their respective agents, employees, experts, and attorneys, and by the mediator or any JAMS employees, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

10.3        Consent to Judicial Reference.  Subject to the provisions of Sections 10.1 and 10.2 hereinabove, the Parties hereby consent and agree that (a) any and all disputes arising out of or related to this Agreement or any other matter in any way relating to or arising out of Prieto’s employment with Bank (collectively “Dispute”) shall be heard by a referee in accordance with the general reference provisions of California Code of Civil Procedure Section 638, sitting without a jury in the City of Los Angeles, County of Los Angeles, California, (b) such referee shall hear and determine all of the issues in any Dispute (whether of fact or of law), including issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure section 1281.8, including without limitation, entering restraining orders, entering temporary restraining orders, issuing temporary and permanent injunctions and appointing receivers, and shall report a statement of decision; provided that, if, during the course of any Dispute, any Party desires to seek such a provisional remedy at a time when a referee has not yet been appointed or is otherwise unavailable to hear the request for such provisional remedy, then such Party may apply to the Los Angeles County Superior Court for such provisional relief, and (c) pursuant to California Code of Civil Procedure section 644(a), judgment may be entered upon the decision of such referee in the same manner as if the Dispute had been tried directly by a court.  The Parties shall use their respective commercially reasonable and good faith efforts to agree upon and select such referee, provided that such referee must be a retired California state or federal judge, and further provided that if the Parties cannot agree upon a referee, the referee shall be appointed by the Presiding Judge of the Los Angeles County Superior Court.  The Parties acknowledge that this consent and agreement is a material inducement to enter into this Agreement and that each Party will continue to be bound by and to rely on this consent and agreement in their related future dealings.  The Parties shall share the cost of the referee and reference proceedings equally, except that the costs of the referee and reference proceedings to be paid by Prieto shall not exceed the amount Prieto would have had to pay in court costs to initiate or respond to a civil action had the matter been pursued in court.  Bank shall be responsible for all other costs payable; provided that, the referee may award attorneys’ fees and reimbursement of the referee and reference proceeding fees and costs to the prevailing party, whereupon all referee and reference proceeding fees and charges will be payable by the non-prevailing party (as so determined by the referee).  The Parties further warrant and represent that each has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel.  This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement.  In the event of litigation, this Agreement may be filed as evidence of the Parties’ consent and agreement to have Disputes heard and determined by a referee under California Code of Civil Procedure section 638.

Section 10.3 shall not apply to any claims or disputes arising out of or relating to any Bank plan subject to the Employee Retirement Income and Security Act (“ERISA”), which claims or disputes shall be subject to ERISA.

Article 11. Miscellaneous Provisions

11.1        Integration.  This Agreement supersedes any and all other agreements, either oral or in writing, between Bank and Prieto with respect to Prieto’s performance of services as an agent or employee of Bank, and contains all the covenants and agreements between the Parties with respect to such services in any manner whatsoever with the exception of the Indemnification Agreement executed between Bank and Prieto which remains in full force and effect.  Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by the other Party which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

11.2        Assignment.  This Agreement may not be assigned by Prieto, but shall inure to the benefit of, and shall be binding upon, the successors and assigns of Bank.  Bank shall require any successor to all or substantially all of the business and/or assets of the Bank (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no succession had taken place.

11.3        Receipt of Agreement.  Each of the Parties acknowledges that she or it has read this Agreement in its entirety and hereby acknowledges receipt of a fully-executed copy thereof.

11.4        Governing Law/Jurisdiction/Venue.  This Agreement shall be governed by and construed under the laws of the State of California, without regard to its conflicts of laws principles.  The Parties agree that any action taken to enforce the terms of this Agreement, including judicial action not inconsistent with the arbitration provisions hereunder, shall come under the jurisdiction of, and be properly heard and adjudicated in the Courts of the State of California and that venue shall be proper in the County of Los Angeles.

11.5        Captions and Section Headings.  Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

11.6        Amendments and Waiver.  This Agreement may be amended from time to time only by a writing signed by both Parties.  A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other provision, nor shall any waiver constitute a continuing waiver or commit a Party to providing a waiver in the future.

11.7        Survival.  The covenants, agreements, representations, and warranties made herein shall survive the termination of this Agreement, unless the context clearly provides otherwise.  Specific survival provisions shall not lessen the survival nature of provisions without such specificity.

11.8        Severability.  If a court or arbitrator of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement.  The invalid provision will be severed from this Agreement and all remaining provisions will continue to be enforceable by their terms and of full force and effect.

11.9        Interpretation.  Any ambiguity in the language, words, phrases, gender identifiers, sentences, or provisions contained herein is not to be interpreted against a Party merely by reason of that Party having drafted, suggested, transcribed, or dictated such provision.  In interpreting this Agreement the intentions of the Parties, as expressed in this Agreement, shall be paramount and this Agreement shall be read as a whole document in order to ascertain the intentions of the Parties with respect to any particular word, phrase, sentence, or provision.  This Agreement shall not be deemed to have been prepared or drafted by one Party or another, and shall be construed accordingly.

11.10      Third-Party Beneficiary.  This Agreement has been made by, and is made solely for the benefit of Bank, Bank’s successors, and assigns.  Nothing in this Agreement is intended to confer any rights or remedies under or because of this Agreement on any persons or entities other than the Parties to it and Bank’s successors and assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons or entities to any Party to this Agreement.

11.11      Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  The Parties agree that a signed copy of this Agreement transmitted by one Party to the other by facsimile transmission shall be binding upon the sending Party to the same extent as a signed original of this Agreement.

11.12      Section 409A.

a)            General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Prieto on account of non-compliance with Section 409A.

b)            Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Prieto in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Prieto is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six (6) month anniversary of the Termination Date or, if earlier, on Prieto’s death (the “Specified Employee Payment Date”) . The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Prieto in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

PRIETO ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. PRIETO ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

This Agreement is entered into by and between the Parties as of the above written Effective Date.

Dated:
LIANA PRIETO

Dated:	LUTHER BURBANK SAVINGS

By:
Name:
Its:

Attachments:

Exhibit A:                                      Luther Burbank Corporation and Subsidiaries Phantom Stock Plan, adopted January 1, 2011.